U.S. Department of Justice
United States Attorneys Office
Northern District of New York
P.O. Box 7198
100 South Clinton Street
Syracuse, NY 13261-7198
315-448-0672
315-448-0689 (fax)

October 23, 2008

William J. Schwartz, Esq.
Cooley Godward Kronish LLP
1114 Avenue of the Americas
New York, NY 10036-7796

RE:           The Penn Traffic Company

Dear Mr. Schwartz:

This letter sets forth the agreement between the United States Attorney’s Office for the Northern District of New York (the “USAO”), and The Penn Traffic Company (“Penn Traffic”).

Introduction

1.
The USAO, in conjunction with the Federal Bureau of Investigation (“FBI”), is conducting a criminal investigation (the “Investigation”) into matters relating to Penn Traffic’s fiscal year 2002 and 2003 disclosures to the Securities and Exchanges Commission (“SEC”) and investors, including its financial filings, reports and statements, press releases, investor conference calls and related accounting practices, activities and policies concerning promotional allowances (“Investigated Disclosures”).  During the course of the Investigation, the USAO notified Penn Traffic and its Audit Committee of its belief that one or more Penn Traffic employees or former employees violated federal criminal law in connection with the Investigated Disclosures during the course of their employment beginning in 2001 and continuing through 2004 (the “relevant time period”).

2.
Penn Traffic acknowledges that the USAO has developed evidence that one or more Penn Traffic employees or former employees violated federal criminal law in connection with the Investigated Disclosure during the relevant time period.  Penn Traffic accepts responsibility for the conduct of these employees during the relevant time period.  Penn Traffic does not endorse, ratify or condone criminal conduct and, as set forth below, has taken steps to prevent such conduct from occurring in the future.

Agreement

3.
Conditioned upon Penn Traffic’s acceptance of responsibility in the preceding paragraph and paragraph 7 below, its adoption of the remedial measures set forth in paragraph 8 and 9 below, its implementation and auditing of such remedial measures and its continued cooperation with the USAO in its investigation and prosecutions of Penn Traffic employees or former employees as set forth in paragraphs 4 and 6 below, the USAO agrees that it will not prosecute Penn Traffic for any crimes committed by its employees during the relevant time period relating to the Investigated Disclosures.  Penn Traffic understands and agrees that if it violates this Agreement, the USAO will no longer be bound by this Agreement and it will be free to prosecute Penn Traffic for any crimes committed by its employees relating to the Investigated Disclosures.  This Agreement does not provide any protection to any individual or any entity other than Penn Traffic and its successors, and, in particular, this Agreement does not limit in any way the USAO’s ability to prosecute any individual or entity other than Penn Traffic and its successors for any crime.

4.
Penn Traffic agrees that it and its successors shall truthfully disclose to the USAO all information with respect to the activities of Penn Traffic, its officers and employees concerning all matters about which the USAO shall inquire, and shall fully cooperate with the USAO throughout its investigation and through the conclusion of any and all criminal trials concerning the Investigated Disclosures.  This obligation of truthful disclosure and cooperation includes an obligation upon Penn Traffic and its successors to provide to the USAO, on request, any document, record or other tangible evidence about which the USAO shall inquire of Penn Traffic and any successor including any document, record or tangible evidence created, found or otherwise developed by any attorneys, consultants and agents for or on behalf of Penn Traffic, its Board of Directors or the Audit Committee of its Board of Directors, subject to any existing attorney-client, work product or other applicable privilege recognized under federal law.  This obligation of truthful disclosure and cooperation includes an obligation to provide to the USAO and the FBI access to Penn Traffic facilities, documents, employees, and to third party contractors and vendors and includes directing its attorneys, consultants and agents, including Cooley Godward Kronish LLP, Schulte Roth & Zabel LLP, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Alix Partners to provide assistance in connection with the Investigation, trials or other legal proceedings concerning the Investigated Disclosures, subject to any existing attorney-client, work product or other applicable privilege recognized under federal law.

5.
Penn Traffic agrees that upon request of the USAO, with respect to any issue relevant to its investigation of Penn Traffic, Penn Traffic and its successors shall, upon reasonable notice and without requiring service of a subpoena, designate knowledgeable employees, agents or attorneys to provide information and/or materials on Penn Traffic’s behalf to the USAO and the FBI.  Penn Traffic agrees that it must at all times give to the USAO and the FBI complete, truthful and accurate information.

6.
With respect to any information, testimony, document, record or other tangible evidence relating to Penn Traffic provided to the USAO or a grand jury, Penn Traffic consents to any and all disclosures to Governmental investigative, regulatory and enforcement entities of such materials that constitute “matters occurring before the grand jury” within the meaning of Rule 6(e) of the Federal Rules of Criminal Procedure.  Penn Traffic further consents to a) any order sought by the USAO permitting such disclosure and b) the USAO’s ex parte or in camera application for such orders.

7.
Penn Traffic agrees that it will not, through its attorneys, Board of Directors, agents, officers or employees make any statement in any SEC filing or any press release that contradicts Penn Traffic’s acceptance of responsibility as set forth in paragraph 2 above.  Any such contradictory statement by Penn Traffic, its attorneys, Board of Directors, agents, officers or employees shall constitute a breach of this Agreement, and Penn Traffic thereafter would be subject to prosecution as set forth in paragraph 3 of this Agreement – provided, however, that upon the USAO’s notifying Penn Traffic of such a contradictory statement, Penn Traffic may avoid a breach of this Agreement by publicly repudiating such statement with 72 hours after notification by the USAO.  This paragraph is not intended to apply, and does not apply, to any statement made by any person who has been charged by the USAO with a crime relating to the Investigated Disclosures.

8.
The USAO acknowledges that Penn Traffic previously has provided the USAO with information substantiating certain remedial actions it has taken to ensure the integrity of its financial reporting, including an active investigation by its Audit Committee, amending its company code of ethics, implementation of new policies for proper recognition of revenues and expenses, implementation of new policies and procedures for financial reporting and disclosure, and development of an education program designed to train all employees involved with financial reporting on financial reporting matters.

9.
Penn Traffic agrees that, as of the date of execution of this agreement, it is, and thereafter shall remain, in compliance with all SEC rules and regulations referenced in the “Final Judgment as to the Penn Traffic Company” (the “Final Judgment”), executed and entered in Civil Action No. 08-Civ.-1035 (FJS) on October 1, 2008.  Penn Traffic further agrees that, as a central component of its obligations under this Agreement, it and its successors shall fully comply with all requirements set forth in Sections V, VI and VII of the Final Judgment (copy attached).

10.
Penn Traffic agrees that, should the USAO, in its sole discretion, determine that Penn Traffic has deliberately given false, incomplete, or misleading information under this Agreement, or has hereafter committed any crime, or has otherwise knowingly, intentionally and materially violated any provision of this Agreement, Penn Traffic shall, in the USAO’s sole discretion, thereafter be subject to prosecution for any federal criminal violation of which the USAO has knowledge, including any federal criminal violation relating to the Investigated Disclosures.  Penn Traffic agrees that any such prosecutions may be premised on information provided by Penn Traffic, including information provided prior to this Agreement.  Moreover, Penn Traffic agrees that any such prosecutions that are not time-barred by the applicable statute of limitations on the date of this Agreement may be commenced against Penn Traffic in accordance with this Agreement, notwithstanding the expiration of the statute of limitations after the effective date of this Agreement.  By this Agreement, Penn Traffic expressly intends to and does waive any rights in this respect.

11.
Penn Traffic further agrees that in the event that the USAO, in its sole discretion, determines that Penn Traffic or any successor has violated any provision of this Agreement:  a) all statements made by or on behalf of Penn Traffic to the USAO, or any testimony given by Penn Traffic before a grand jury, the SEC, or elsewhere, whether prior or subsequent to this Agreement, or any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the USAO against Penn Traffic and b) Penn Traffic shall not assert any claims under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule, that statements made by or on behalf of Penn Traffic prior to or subsequent to this Agreement, or any leads therefrom, should be suppressed.

12.
Penn Traffic agrees that the decision whether conduct or statements of any individual will be imputed to Penn Traffic for the purpose of determining whether Penn Traffic has violated any provision of this Agreement shall be in the sole discretion of the USAO.

13.	The USAO and Penn Traffic agree that this Agreement is binding only on the USAO and Penn Traffic, and any successor to Penn Traffic.

14.
The USAO and Penn Traffic agree that Penn Traffic’s, and its successors’, obligations contained in paragraphs 4 and 5 above shall continue until such time as the USAO informs Penn Traffic that its Investigation and/or related prosecutions are complete.  Should Penn Traffic fail to comply with its obligations under paragraphs 4 and 5, after notice of noncompliance from the USAO, Penn Traffic and any successor shall be liable for all expenses, including attorney’s fees, incurred by the USAO to enforce compliance with paragraph 4 and/or 5, as well as liquidated damages of $25,000 per day.

15.	The USAO and Penn Traffic agree that this Agreement constitutes the full and complete agreement between them and may not be modified except in a writing signed by all the parties.

Very truly yours,

ANDREW T. BAXTER
Acting United States Attorney

By:
Stephen C. Green
Assistant United States Attorney

Date: October 28, 2008

THE PENN TRAFFIC COMPANY

By:

Date: October 28, 2008
Gregory J. Young
Chief Executive Officer
The Penn Traffic Company

Date: October 25, 2008
William J. Schwartz, Esq.
Counsel to The Penn Traffic Company